exhibit 99.1

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                              FONAR CORPORATION

For Immediate Release                              FONAR Corporation NASDAQ-FONR

Contact:    Daniel  Culver                         110       Marcus        Drive
Director of Communications                         Melville,   New  York   11747
Web site:    www.fonar.com                         Telephone:   (631)   694-2929
Email:  investor@fonar.com                         Fax Number:  (631)   390-1709
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     FONAR ANNOUNCES 1ST QUARTER FISCAL 2012 FINANCIAL RESULTS AS NET INCOME
                         INCREASES 360% TO $1.8 MILLION

MELVILLE, NEW YORK, November 14, 2011 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning(TM), reported today its first quarter of fiscal 2012. The Company reports net income has risen 360% to $1.8 million for the first fiscal 2012 quarter ended September 30, 2011 from $363 thousand one year earlier for the fiscal quarter ended September 30, 2010. The Company has net income for the past six quarters and income from operations for the past seven quarters.

Statement of Operations Items

Total revenues increased 11% to $9.6 million for the quarter ended September 30, 2011, from $8.7 million for the corresponding quarter which ended one year earlier on September 30, 2010.

The basic earnings per common share increased 257% to $0.25 per share during the first fiscal quarter of fiscal 2012 as compared to $0.07 per common share for the first fiscal 2011 quarter ended September 30, 2010. In addition, the diluted earnings per common share increased 243% to $0.24 per share during the first fiscal quarter of fiscal 2012 as compared to $0.07 per common share for the first fiscal 2011 quarter ended September 30, 2010.

For the quarter ended September 30, 2011, income from operations was $1.8 million. This is compared to the same period ended September 30, 2010, when the income from operations was $435 thousand.

Total operating costs and expenses decreased 5% to $7.8 million for the quarter ended September 30, 2011 from $8.3 million for the quarter ended September 30, 2010.

Revenues from product sales were $1.8 million for the fiscal quarter ended September 30, 2011 as compared to $2.7 million for the corresponding quarter ended September 30, 2010. Revenues from service and repair fees were $2.9 million for the fiscal quarter ended September 30, 2011 as compared to $2.7 million for the fiscal quarter ended September 30, 2010.

Revenues from the management and other fees segment (management of the ten FONAR UPRIGHT(R) Multi-Position(TM) MRI diagnostic imaging centers segment) increased to $4.9 million for the fiscal quarter ended September 30, 2011, from $3.3 million for the fiscal quarter ended September 30, 2010.

Balance Sheet Items

As of September 30, 2011 total current assets were $24.5 million, total assets were $33.1 million, total current liabilities were $23.1 million, and total long-term liabilities were $2.5 million.

As of September 30, 2011, total cash and cash equivalents and marketable securities were $9.5 million as compared to $9.3 million as of June 30, 2011. In addition, this compares to $1.3 million for the fiscal quarter one year earlier ended September 30, 2010.

As of September 30, 2011, the total stockholder's equity improved to $7.5 million, as compared to a total stockholder's equity of $5.9 million as of June 30, 2011.

Significant Quarter Highlight:

Breakthrough in the Diagnoses of Multiple Sclerosis

On September 20, 2011, a paper, titled "The Possible Role of Cranio-Cervical Trauma and Abnormal CSF Hydrodynamics in the Genesis of Multiple Sclerosis," was published in the journal Physiological Chemistry and Physics and Medical NMR (Sept. 20, 2011, 41: 1-17). It was co-authored by FONAR MRI researchers Raymond
V. Damadian, M.D., president and founder of FONAR and FONAR scientist David Chu, PhD.

The journal article  reported a diagnostic  breakthrough  in multiple  sclerosis
(MS) based on observations made possible by the company's unique FONAR UPRIGHT(R) Multi-Position(TM) MRI. The findings reveal that the cause of multiple sclerosis may be biomechanical and related to earlier trauma to the neck, which can result in the obstruction of the flow of cerebrospinal fluid
(CSF), which is produced and stored in the central anatomic structures of the brain known as the ventricles. Since the ventricles produce a large volume of CSF each day (500 cc), an obstruction can result in a build up of pressure within the ventricles, resulting in leakage of the CSF into the surrounding brain tissue. This leakage could be responsible for generating the brain lesions of multiple sclerosis. The complete study in which the diagnostic breakthrough was reported can be viewed at http://www.fonar.com/pdf/PCP41_damadian.pdf.

Dr. Damadian said. "We used the UPRIGHT(R) Multi- Position(TM) MRI to view the flow of cerebrospinal fluid in and out of the brain with the patients scanned UPRIGHT(R) and scanned lying down. The UPRIGHT(R) MRI also revealed that these obstructions were the result of structural deformities of the cervical spine, induced by trauma earlier in life. The findings are based on viewing the real-time flow of cerebrospinal fluid in a series of eight randomly chosen patients with multiple sclerosis. These invaluable dual observations have only been possible since the invention by FONAR of an MRI capable of imaging the patient UPRIGHT(R)."

The "Major Diagnostic Breakthrough in Multiple Sclerosis Achieved With Advanced UPRIGHT(R) MRI" was announced by Dr. Damadian on October 4, 2011, at a Radiology Department Grand Rounds at the University of California San Diego Medical Center.

William G. Bradley, Jr., M.D., Ph.D., F.A.C.R., Chairman of the Department of Radiology, and a Professor of Radiology at UCSD School of Medicine introduced Dr. Damadian to his colleagues at grand rounds. Dr. Bradley said, "Dr. Damadian has shown that 8 patients with MS had degenerative changes in their cervical spines which impinged on the spinal canal and limited the pulsatile, to-and-fro flow of cervical CSF over the cardiac cycle, as demonstrated on UPRIGHT(R) MRI. His hypothesis that increased resistance to outflow of CSF is linked to the etiology of MS has some similarities to Dr. P. Zamboni's hypothesis that MS is due to the impeded outflow of venous blood from the brain due to dural sinus stenoses. In both theories, increased resistance to outflow of either CSF or venous blood would be expected to modify the intracranial pressure wave over the cardiac cycle. While both theories need to be further tested with larger controlled studies, it is intriguing that they seem to invoke similar pathologic changes. Whether these changes are etiologic in all cases of MS remains to be tested."

Dr. Damadian stated, "These new observations have uncovered biomechanical barriers that appear to give rise to multiple sclerosis, and, even more excitingly, these barriers may be therapeutically addressable. One of the eight patients in the study, a 41-year-old female patient with MS was treated when her symptoms subsided upon treatment."

FONAR reported on the case study on November 2, 2011. The FONAR UPRIGHT(R) MRI found cervical malrotations at the cranio-cervical junction, which resulted in alterations of CSF flow dynamics and gave rise to CSF fluid leakages into surrounding brain tissue. The CSF leakages visualized were directly connected to MS lesions visualized on the UPRIGHT(R) MRI. Following an Atlas Orthogonal (AO) Correction by Dr. Scott Rosa, the patient experienced a significant reduction in symptoms which correlate directly to 28.6% reduction of her CSF pressure on post MRI evaluation. The patient is currently being maintained free of MS symptoms (vertigo and vomiting on recumbency) by weekly treatments with the AO instrument.

Other Quarter Highlights

As  of  September  30,  2011,   FONAR  had   installed   152  FONAR   UPRIGHT(R)
Multi-Position(TM) MRIs. The 152nd was installed at the Diagnostic Radiology Center of the Treasure Coast in Port St. Lucie, Florida.

A new California customer purchased the FONAR UPRIGHT(R) Multi-Position(TM) MRI saying it was because of their dedication to being a `center of excellence for the spine'. One of the physicians, Hoorman M. Melamed, MD, FAOOS, a board certified orthopaedic spine surgeon, and a principal at the Bakersfield UPRIGHT(R) MRI Center, said, "Selection of the FONAR UPRIGHT(R) Multi-Position(TM) MRI for our group was a very careful and deliberate decision. We recognize that the UPRIGHT(R) MRI offers capabilities beyond that of a recumbent-only MRI. The UPRIGHT(R) MRI allows for scanning patients weight-bearing and in the dynamic positions of flexion and extension. This allows us to see and evaluate the patient's spine pathology under load and thus enabling us to avoid underestimating a patient's pathology and therefore obtaining a better diagnosis."

Another new customer for the FONAR UPRIGHT(R) Multi-Position(TM) MRI was a physician practice of radiologists and neurosurgeons located in the Northeast section of the U.S. It will be part of a newly-constructed 75,000 sq. ft. state-of-the-art neuroscience spine institute where it will be the hallmark of their goal of becoming a center of excellence in spine care.

Management Commentary

Dr. Damadian said, "Over the last six quarters we have a net profit of $4.9 million. This is due to changes that we have had to make including a focus on the management of our ten UPRIGHT(R) MRI imaging centers and some difficult cost reductions. While sales are not as robust as in prior years, we believe sales of the UPRIGHT(R) Multi-Position(TM) MRI will increase as the U.S. economy continues its recovery. This is because the UPRIGHT(R) MRI has huge value in medicine when it comes to diagnosing the spine. As time goes on, more and more physicians and patients recognize this. The discovery that an interrupted CSF flow causes MS is a valuable discovery and one that will immensely help those poor souls afflicted with the symptoms of MS as well as FONAR tremendously."

About FONAR

FONAR (NASDAQ:FONR), Melville, NY, The Inventor of MR Scanning(TM), was incorporated in 1978, and is the first, oldest and most experienced MRI company in the industry. FONAR introduced the world's first commercial MRI in 1980, and went public in 1981. Since its inception, nearly 300 recumbent-OPEN MRIs and 150 UPRIGHT(R) Multi-Position(TM) MRI scanners have been installed worldwide. FONAR's stellar product is the UPRIGHT(R) MRI (also known as the Stand-Up(R)
MRI), the only whole-body MRI that performs Position(TM) imaging (pMRI(TM)) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie- down position. The FONAR UPRIGHT(R) MRI often sees the patient's problem that other scanners cannot because they are lie-down only. The patient- friendly UPRIGHT(R) MRI has a near-zero claustrophobic rejection rate by patients. As a FONAR customer states, "If the patient is claustrophobic in this scanner, they'll be claustrophobic in my parking lot." Approximately 85% of patients are scanned sitting while they watch a 42" flat screen TV. FONAR is headquartered on Long Island, New York.

                                       #

UPRIGHT(R) and STAND-UP(R) are registered trademarks and The Inventor of MR Scanning(TM), Full Range of Motion(TM), Multi-Position(TM), Upright Radiology(TM), The Proof is in the Picture(TM), True Flow(TM), pMRI(TM), Spondylography(TM), Dynamic(TM), Spondylometry(TM), CSP(TM), and Landscape(TM), are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

                       FONAR CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (000's OMITTED)


ASSETS                                                   September 30,  June 30,
                                                                2011      2011
                                                           (UNAUDITED)
Current Assets:                                            -----------  --------
  Cash and cash equivalents                                   $ 9,512   $ 9,251

  Marketable securities                                            28        33

  Accounts receivable - net                                     4,701     5,264

  Accounts receivable - related party                              90      -

  Management and other fees receivable - net                    3,496     3,309

  Management and other fees receivable - related
    medical practices - net                                     1,714     1,669

  Costs and estimated earnings in excess of
    billings on uncompleted contracts                             557       169

  Inventories                                                   3,817     2,400

  Current portion of notes receivable - net                       114       114

  Prepaid expenses and other current assets                       425       352
                                                              -------   -------
        Total Current Assets                                   24,454    22,561
                                                              -------   -------

Property and equipment - net                                    3,499     3,769

Notes receivable                                                  344       359

Other intangible assets - net                                   4,219     4,318

Other assets                                                      587       574
                                                              --------  --------
        Total Assets                                          $33,103   $31,581
                                                              ========  ========

                       FONAR CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (000's OMITTED)


                                                        September 30,   June 30,
LIABILITIES AND STOCKHOLDERS' EQUITY                          2011        2011
                                                           (UNAUDITED)
Current Liabilities:                                       -----------  --------
  Current portion of long-term debt and capital leases        $ 1,818   $ 2,026
  Accounts payable                                              2,074     2,187
  Other current liabilities                                     9,264     8,236
  Unearned revenue on service contracts                         5,379     5,762
  Unearned revenue on service contracts - related party            82      -
  Customer advances                                             3,638     4,846
  Billings in excess of costs and estimated
    earnings on uncompleted contracts                             817         4
  Income tax payable                                               75        75
                                                               ------    ------
      Total Current Liabilities                                23,147    23,136

Long-Term Liabilities:
  Accounts payable                                                148       102
  Due to related medical practices                                230       228
  Long-term debt and capital leases,
    less current portion                                        1,628     1,746
  Other liabilities                                               498       502
                                                               ------    ------
      Total Long-Term Liabilities                               2,504     2,578
                                                               ------    ------
      Total Liabilities                                        25,651    25,714
                                                               ------    ------

                      FONAR CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      (000's OMITTED, except share data)


                                                         September 30,  June 30,
LIABILITIES AND STOCKHOLDERS' EQUITY                          2011        2011
  (continued)                                              (UNAUDITED)
                                                            ----------  --------
STOCKHOLDERS' EQUITY:

Class A non-voting preferred stock $.0001 par value;
453,000 shares authorized at
September 30, 2011 and June 30, 2011,
313,451 issued and outstanding
at September 30, 2011 and June 30, 2011                         -          -

Preferred stock $.001 par value; 567,000
shares authorized at September 30, 2011
and June 30, 2011,
issued and outstanding - none                                   -          -

Common Stock $.0001 par value; 8,500,000 shares
authorized at September 30, 2011 and June 30, 2011,
5,689,171 and 5,636,571 issued at
September 30, 2011 and June 30, 2011, respectively;
5,677,528 and 5,624,928 outstanding at September 30, 2011
and June 30, 2011, respectively                                     1         1

Class B Common Stock (10 votes per share)
$ .0001 par value; 227,000 shares
authorized at September 30, 2011 and
June 30, 2011; 158 issued and
outstanding at September 30, 2011 and June 30, 2011              -         -

Class C Common Stock (25 votes per share)
$.0001 par value; 567,000 shares
authorized at September 30, 2011 and June 30, 2011,
382,513 issued and outstanding
at September 30, 2011 and June 30, 2011                          -         -

Paid-in capital in excess of par value                        173,580   173,476
Accumulated other comprehensive loss                              (22)      (16)
Accumulated deficit                                          (172,597) (174,110)
Notes receivable from employee stockholders                      (113)     (115)
Treasury stock, at cost - 11,643 shares of common stock
  at September 30, 2011 and June 30, 2011                        (675)     (675)
Non controlling interests                                       7,278     7,306
                                                              --------  --------
      Total Stockholders' Equity                                7,452     5,867
                                                              --------  --------
      Total Liabilities and Stockholders' Equity              $33,103   $31,581
                                                              ========  ========

                      FONAR CORPORATION AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                    (000's OMITTED, except per share data)

                                                      FOR THE THREE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              ------------------
                                                                2011      2010
REVENUES                                                      --------  --------
  Product sales - net                                         $ 1,776   $ 2,660
  Service and repair fees - net                                 2,905     2,689
  Service and repair fees - related parties - net                  27        55
  Management and other fees - net                               3,329     2,088
  Management and other fees - related medical
    practices - net                                             1,571     1,193
                                                              --------  --------
     Total Revenues - Net                                       9,608     8,685
                                                              --------  --------
COSTS AND EXPENSES
  Costs related to product sales                                1,475     2,506
  Costs related to service and repair fees                        813       665
  Costs related to service and repair
    fees - related parties                                          8        14
  Costs related to management and other fees                    2,185     1,313
  Costs related to management and other
    fees - related medical practices                              819       739
  Research and development                                        329       454
  Selling, general and administrative                           2,043     2,383
  Provision for bad debts                                         175       176
                                                              --------  --------
     Total Costs and Expenses                                   7,847     8,250
                                                              --------  --------
Income From Operations                                          1,761       435

Interest Expense                                                 (107)      (94)
Interest Expense - Related Parties                                  -        (4)
Investment Income                                                  62        38
Interest Income - Related Party                                     -         1
Other Income                                                       56         9
                                                              --------  --------
Net Income                                                      1,772       385
Net Income - Non Controlling Interests                           (259)     -
                                                              --------  --------
Net Income - Controlling Interests                            $ 1,513   $   385
                                                              ========  ========
Net Income Available to Common Stockholders                   $ 1,409   $   363
                                                              ========  ========
Net Income Available to Class A Non-Voting
  Preferred Stockholders                                      $    78   $    22
                                                              ========  ========
Net Income Available to Class C Common Stockholders           $    27   $     7
                                                              ========  ========
Basic Net Income Per Common Share Available
  to Common Stockholders                                      $  0.25   $  0.07
                                                              ========  ========
Diluted Net Income Per Common Share Available
  to Common Stockholders                                     $   0.24   $   0.07
                                                              ========  ========
Basic and Diluted Income Per Share - Common C                $   0.07   $   0.02
                                                              ========  ========
Weighted Average Basic Shares Outstanding                    5,668,762 5,012,245
                                                             ========= =========
Weighted Average Diluted Shares Outstanding                  5,796,266 5,139,749
                                                             ========= =========